Exhibit 5.1

Paris, April 29, 2024

TotalEnergies SE

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

TotalEnergies Capital

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

TotalEnergies Capital Canada Ltd.

12220, Stony Plain Rd – Unit 600
Edmonton, Alberta T5N 3Y4

Canada

TotalEnergies Capital International

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an indeterminate aggregate amount of debt securities (the “TotalEnergies Debt Securities”) of TotalEnergies SE, a European company (Societas Europaea or SE) organized under the laws of the Republic of France (“TotalEnergies”), guaranteed debt securities (the “TotalEnergies Capital Guaranteed Securities”) of TotalEnergies Capital, a société anonyme organized under the laws of the Republic of France (“TotalEnergies Capital”), guaranteed debt securities (the “TotalEnergies Canada Guaranteed Securities”) of TotalEnergies Capital Canada Ltd., a corporation incorporated under the laws of Alberta, Canada (“TotalEnergies Canada”), guaranteed debt securities (the “TotalEnergies Capital International Guaranteed Securities”) of TotalEnergies Capital International, a société anonyme organized under the laws of the Republic of France (“TotalEnergies Capital International”) and the related guarantees of the TotalEnergies Capital Guaranteed Securities, the TotalEnergies Canada Guaranteed Securities and the TotalEnergies Capital International Guaranteed Securities (collectively referred to herein as the “Guarantees”) by TotalEnergies, I, as General Counsel of TotalEnergies, have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion:

1)	TotalEnergies is a company (Societas Europaea or SE) duly incorporated and validly existing under the laws of the Republic of France and each of TotalEnergies Capital and TotalEnergies Capital International is a société anonyme duly incorporated and validly existing under the laws of the Republic of France;

2)	the Indenture relating to the TotalEnergies Debt Securities, when duly and validly executed by TotalEnergies in accordance with a valid resolution of the board of directors of TotalEnergies duly authorizing such execution, will be duly authorized;

3)	the Indenture relating to the TotalEnergies Capital Guaranteed Securities has been duly authorized and validly executed by each of TotalEnergies Capital and TotalEnergies in accordance with a valid resolution of the board of directors duly authorizing such execution of TotalEnergies Capital and TotalEnergies, respectively;

4)	the Indenture relating to the TotalEnergies Canada Guaranteed Securities has been duly authorized and validly executed by TotalEnergies in accordance with a valid resolution of the board of directors of TotalEnergies duly authorizing such execution, assuming due authorization and execution of such Indenture in accordance with applicable laws and regulations by TotalEnergies Canada;

5)	the Indenture relating to the TotalEnergies Capital International Guaranteed Securities has been duly authorized and validly executed by each of TotalEnergies Capital International and TotalEnergies in accordance with a valid resolution of the board of directors duly authorizing such execution of TotalEnergies Capital International and TotalEnergies, respectively;

6)	the TotalEnergies Debt Securities, when duly and validly issued in accordance with a valid resolution of the board of directors of TotalEnergies duly authorizing such issuance, will be duly authorized;

7)	the TotalEnergies Capital Guaranteed Securities, when duly and validly issued in accordance with a valid resolution of the board of directors of TotalEnergies Capital duly authorizing such issuance, will be duly authorized;

8)	the TotalEnergies Capital International Guaranteed Securities, when duly and validly issued in accordance with a valid resolution of the board of directors of TotalEnergies Capital International duly authorizing such issuance, will be duly authorized; and

9)	each of the Guarantees, when duly and validly executed by TotalEnergies in accordance with a valid resolution of the board of directors of TotalEnergies duly authorizing each of such Guarantees, will be duly authorized.

I have assumed that at the time of each authorization or issuance, there will not have occurred any change in applicable law or any amendment in the bylaws (statuts) of TotalEnergies, TotalEnergies Capital or TotalEnergies Capital International, as the case may be, affecting such authorizations required for issuance of the TotalEnergies Debt Securities, TotalEnergies Capital Guaranteed Securities, the TotalEnergies Canada Guaranteed Securities or the TotalEnergies Capital International Guaranteed Securities, as the case may be.

The foregoing opinion is limited to the laws of the Republic of France in force on this date and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand you are relying as to all matters governed by the laws of the State of New York upon the opinion dated April 29, 2024, of Matthew Clayton, Legal Director, Project & Corporate Finance of TotalEnergies, and as to matters governed by the laws of Canada upon the opinion dated April 29, 2024 of Bennett Jones LLP, Canadian counsel to TotalEnergies Canada, which opinions are being delivered to you by such counsels.

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I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the TotalEnergies Debt Securities, the TotalEnergies Capital Guaranteed Securities, the TotalEnergies Canada Guaranteed Securities, the TotalEnergies Capital International Guaranteed Securities and the Guarantees and to the references to me under the caption “Legal Matters” in the Prospectus included therein. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Nolwenn Delaunay
Nolwenn Delaunay
General Counsel